EXHIBIT 2.1(b)


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is dated as of October 7, 2005, by and among Cougar Biotechnology, Inc., a Delaware corporation ("Cougar"), GVC Venture Corp., a Delaware corporation ("GVC"), and GVC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("GVC Acquisition").

                               W I T N E S S E T H

         WHEREAS, on June 27, 2005, the parties hereto executed that certain Agreement and Plan of Merger (the "Merger Agreement") pursuant to which GVC Acquisition would merge with and into Cougar and all of the outstanding shares of Cougar capital stock would be exchanged for shares of capital stock of GVC;

         WHEREAS, Section 7.3(f) provides that, as a condition to Cougar's obligation to consummate the transactions contemplated by the Merger Agreement, GVC shall not have liabilities in excess of the aggregate amount of $225,000;

         WHEREAS, Section 8.1(g) provides that GVC may terminate the Merger Agreement if the Closing Date is not on or before July 31, 2005, provided that Cougar may extend such date up to a maximum of five (5) months therefrom by providing GVC with its written notice to extend and making a cash payment to GVC of $5,000 for each monthly extension; and

         WHEREAS, the parties hereto wish to amend Sections 7.3(f) and 8.1(g) in order to provide that GVC may have liabilities of up to an aggregate of $250,000 and the amount of the payments owed to GVC upon extension of the merger termination date shall be increased to $10,000 for each month extended beyond September 30, 2005.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendment of Closing Condition. Paragraph (f) of Section 7.3 of the Merger Agreement shall be amended and restated in its entirety, as follows:

                  "(f) GVC Liabilities. As of the Effective Time, GVC shall not have liabilities in excess of the aggregate amount of $250,000."

         2. Amendment of Extension Fee. Notwithstanding anything to the contrary contained in subsection 8.1(g) of the Merger Agreement, the cash payment payable by Cougar to GVC to extend the date by which GVC may terminate the Merger Agreement, as described in such subsection, shall be increased to $10,000 for each month beyond September 30, 2005 that Cougar elects to extend such termination date. GVC hereby acknowledges receipt of Cougar's notice to extend such termination date to October 31, 2005 (the "October Notice") and a payment of $5,000 in partial satisfaction of the $10,000 payment required for the October Notice; the remaining $5,000 of such payment shall be paid by Cougar within five (5) business days of the date hereof. Notwithstanding anything to the contrary contained herein, Cougar shall have no right to extend the date by which GVC may terminate the Merger Agreement under subsection 8.1(g) thereof beyond December 31, 2005.

         3. Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

         4. Counterpart Execution. This Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         5. Ratification of Merger Agreement. Except as expressly modified or amended by the provisions of Sections 1 and 2 hereof, all other terms and conditions of the Merger Agreement, including all exhibits and schedules thereto, shall remain in full force and effect.

                            [SIGNATURE PAGE FOLLOWS.]

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

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on the date first written above by their respective officers.

                            COUGAR BIOTECHNOLOGY, INC.

                            By: /s/ Alan H. Auerbach
                               -------------------------------------------------
                                 Alan H. Auerbach
                                 President and Chief Executive Officer



                            GVC VENTURE CORP.

                            By:  /s/ Bernard Zimmerman
                               -------------------------------------------------
                                 Bernard Zimmerman
                                 President



                            GVC ACQUISITION CORP.

                            By: /s/ Bernard Zimmerman
                               -------------------------------------------------
                                 Bernard Zimmerman
                                 President





        Signature page to First Amendment to Agreement and Plan of Merger


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